Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of HPS Corporate Lending Fund of our report dated March 21, 2024 relating to the financial statements which appears in HPS Corporate Lending Fund’s Annual Report on Form 10-K for the year ended December 31, 2023. We also consent to the use of our report dated January 24, 2025 relating to the senior securities table, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
January 24, 2025